Exhibit 99.2

                                                                  EXECUTION COPY


                                ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of July 23, 2004 (this "Agreement"), is among the Estate of Malcom P. McLean (the "Estate"), John D. McCown ("McCown") and F. Duffield Meyercord, as escrow agent (the "Escrow Agent").

WHEREAS, pursuant to an Option Agreement dated May 21, 1997 (the "Option Agreement"), McCown has the right to purchase, in whole or in part ("Purchase Right"), 942,000 common shares of Trailer Bridge, Inc. (the "Escrow Shares") held in the Estate, for $0.94621 + per share;

WHEREAS, McCown may exercise his Purchase Right on or before 5 p.m. New York City time on May 20, 2007 (the "Expiration Date"); and

WHEREAS, under that certain Settlement Agreement and Release, dated as of July 23, 2004, F. Duffield Meyercord, McCown, Malcom P. McLean, Jr., Nancy McLean Parker, Patricia McLean Mendenhall, and Artis E. James, Jr., agreed that the parties hereto enter into this Agreement.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

         1. Appointment of the Escrow Agent; Deposit of Escrow Shares. The Estate and McCown hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent under and pursuant to this Agreement. On the date hereof, the Estate shall deliver to the Escrow Agent certificates representing the Escrow Shares, together with all transfer documents required to issue the Escrow Shares in the name of McCown or his designee (the "Transfer Documents") upon the exercise of McCown's Purchase Right.

         2. Release of Escrow Shares; Termination.

                  (a) If the Escrow Agent receives from McCown at any time or from time to time (but on no more than three occasions) (i) a written notice of exercise of the Purchase Right in accordance with the Option Agreement ("Exercise Notice") specifying (A) the date of exercise of the Purchase Right which shall be not less than ten nor more than thirty days after the date of the Exercise Notice and on or before the Expiration Date, (B) the number of Escrow Shares to be purchased (the "Purchased Shares"), (C) the purchase price per Purchased Share and (D) the aggregate purchase price for all Purchased Shares and (ii) on the exercise date specified in the Exercise Notice, a certified or bank check in the amount of the aggregate exercise price of the Purchased Shares payable to the Estate or its designee, the Escrow Agent shall
         (X) at the time and place of delivery of such check, deliver or cause to be delivered to McCown the certificates representing the Purchased Shares together with the Transfer Documents and take such further action as may be required to cause the delivery of the Purchased Shares (issued in the name of McCown or his designee) to McCown or his designee and (Y) deliver the certified or bank check in respect of such

         Purchased Shares to the Estate. This Agreement (other than paragraphs 3 and 4) shall automatically terminate when the Escrow Agent has delivered or caused the delivery of all of the Escrow Shares in accordance with this paragraph 2(a) pursuant to the exercise by McCown of his Purchase Right.

                  (b) The Escrow Agent shall promptly as practicable after the Expiration Date or causing the delivery of the Purchase Shares to McCown or his designee pursuant to a third Exercise Notice, deliver all remaining Escrow Shares and any Transfer Documents to the Estate or its designee and this Agreement (other than paragraphs 3 and 4) shall automatically terminate.

         3. Duties and Obligations of the Escrow Agent. The Escrow Agent shall not charge any fees for its services hereunder as Escrow Agent. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Agreement, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:

                  (i) the Escrow Agent shall be fully protected in relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document that the Escrow Agent reasonably believes to be genuine and duly authorized, executed and delivered; and

                  (ii) the Escrow Agent shall not be liable to any party for any act or omission, except for its willful misconduct or gross negligence, and each of the Estate and McCown jointly and severally agree to indemnify the Escrow Agent and hold the Escrow Agent harmless from any claims, damages, losses or expenses arising in connection herewith, except for claims, losses, damages or expenses arising from the Escrow Agent's willful misconduct or gross negligence.

         4. Cooperation. The Estate and McCown shall provide to the Escrow Agent with all instruments and documents within their respective powers to provide that are reasonably requested by the Escrow Agent in connection with the performance of its duties and responsibilities hereunder.

         5. Resignation and Removal of the Escrow Agent. (a) The Escrow Agent may resign by giving at least 15 calendar days prior written notice thereof to the Estate and McCown. In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument signed by the Estate and McCown and delivered to the Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such as provided in paragraph 5(c) below. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver all of the remaining Escrow Shares and the Transfer Documents to such successor escrow agent, together with such records maintained by the Escrow Agent in connection with its duties hereunder.


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

                  (b) If a successor escrow agent shall not have acknowledged its appointment as such as provided in paragraph 5(c) below, in the case of a resignation, prior to the expiration of 15 calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Escrow Agent's removal, as the case may be, the Escrow Agent may select a successor escrow agent and any such resulting appointment shall be binding upon all of the parties to this Agreement

                  (c) Upon written acknowledgment by a successor escrow agent appointed in accordance with the foregoing provisions of this paragraph 5 of its agreement to serve as escrow agent hereunder and the receipt of the remaining Escrow Shares and the Transfer Documents, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to any liability it may have pursuant to paragraph 3(iii), and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

         6. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

         If to the Estate, to:

         336 Main Street
         Bedminster, New Jersey 07921
         Facsimile No.: (908) 781-6210
         Attn: F. Duffield Meyercord

         If to McCown, to:

         John D. McCown
         157 East 5th Street, 19th Floor
         New York, New York 10022
         Facsimile No.: (212) 486-3057

         If to the Escrow Agent, to:

         F. Duffield Meyercord
         336 Main Street
         Bedminster, New Jersey 07921
         Facsimile No.: (908) 781-6210

Any notice given in accordance with the provisions of this paragraph 6 shall be deemed to have been given when delivered if delivered personally or by overnight courier, or when a manual confirmation is received if sent by facsimile transmission, or upon receipt if mailed. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.


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

         7. Remedies. The Escrow Agent acknowledges that McCown's remedy at law for any breach by the Escrow Agent of paragraph 2(a) will be inadequate. Therefore, McCown shall be entitled to injunctive or other equitable relief requiring specific performance, in addition to any other remedies that may be available to McCown under this Escrow Agreement or applicable law.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

         9. Miscellaneous. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of the Estate and McCown and, with respect to any amendment that could adversely affect the Escrow Agent, the Escrow Agent.

                            [Signature page follows]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                        The Estate:

                                        THE ESTATE OF MALCOM P. MCLEAN

                                        By:  /s/ F. Duffield Meyercord
                                           -------------------------------------
                                        Name: F. Duffield Meyercord
                                        Title:  Co-Executor


                                        By:  /s/ John D. McCown
                                           -------------------------------------
                                        Name:  John D. McCown
                                        Title:  Co-Executor


                                        McCown:


                                        /s/ John D. McCown
                                        ----------------------------------------
                                        John D. McCown


                                        The Escrow Agent:


                                        /s/ F. Duffield Meyercord
                                        ----------------------------------------
                                        F. Duffield Meyercord


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